Filed Pursuant to Rule 424 (b)(3)
Registration No. 333-140240

February 2008 Performance Update

The Frontier Fund Supplement Dated March 11, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

February performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	February 29, 2008 MTD	February 29, 2008 YTD	NAV /Unit
Balanced Series-2	7.78%	7.46%	$120.35
Balanced Series-2a	7.77%	7.41%	$102.54
Campbell/Graham Series-2	4.34%	4.94%	$105.15
Currency Series-2	3.34%	3.12%	$114.46
Long/Short Commodity Series-2	5.13%	10.21%	$118.13
Graham Series-2	7.46%	9.26%	$114.03
Winton Series-2	7.48%	10.95%	$131.59
Long Only Commodity Series-2	12.48%	16.27%	$133.75
Managed Futures Index Series-2	8.89%	15.19%	$120.28

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of February 29, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(678,999.68)
Unrealized trading gain/(loss)	4,815,315.88
Less: commissions	(35,312.00)
Less: FCM fees	(29,080.51)
Foreign currency gain/(loss)	14,030.28
Interest income	23,990.92

Total Income	4,109,944.89
EXPENSES
Management fees	152,461.96
Incentive fees	443,943.19

Total Expenses	596,405.15
Net Income (Loss)	$3,513,539.74

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	407,387.59315	$45,488,330.35	111.66
Current month additions	2,626.28156	301,691.61
Current month redemptions	(9,913.15601)	(1,151,354.67)
Net Income (loss) for current month		3,513,539.74

Net Asset Value, end of current month	400,100.71870	$48,152,207.03	120.35

Monthly rate of return			7.78%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(18,558.25)
Unrealized trading gain/(loss)	128,372.13
Less: commissions	(935.78)
Less: FCM fees	(769.52)
Foreign currency gain/(loss)	372.23
Interest income	1,748.54

Total Income	110,229.35
EXPENSES
Trading Fee	1,159.08
Management fees	4,232.23
Incentive fees	11,800.17

Total Expenses	17,191.48
Net Income (Loss)	$93,037.87

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	12,590.21029	$1,197,990.11	95.15
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		93,037.87

Net Asset Value, end of current month	12,590.21029	$1,291,027.98	102.54

Monthly rate of return			7.77%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$79,353.13
Unrealized trading gain/(loss)	212,025.27
Less: commissions	(1,060.17)
Less: FCM fees	(2,839.42)
Foreign currency gain/(loss)	(317.26)
Interest income	2,601.90

Total Income	289,763.45
EXPENSES
Management fees	10,187.42
Incentive fees	35,030.53

Total Expenses	45,217.95
Net Income (Loss)	$244,545.50

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	56,787.41085	$5,722,901.31	100.78
Current month additions	1,064.61009	108,200.00
Current month redemptions	(2,211.98427)	(224,948.31)
Net Income (loss) for current month		244,545.50

Net Asset Value, end of current month	55,640.03667	$5,850,698.50	105.15

Monthly rate of return			4.34%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$144,874.30
Unrealized trading gain/(loss)	37,671.17
Net change in inter-series payables	(151,357.20)
Less: FCM fees	(2,646.32)
Interest income	3,456.14

Total Income	31,998.09
EXPENSES
Management fees	4,730.52
Incentive fees	—

Total Expenses	4,730.52
Net Income (Loss)	$27,267.57

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,376.25586	$816,935.26	110.75
Current month additions	—	—
Current month redemptions	(22.61085)	(2,534.71)
Net Income (loss) for current month		27,267.57

Net Asset Value, end of current month	7,353.64501	$841,668.12	114.46

Monthly rate of return			3.34%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(513,586.82)
Unrealized trading gain/(loss)	756,914.67
Less: commissions	(3,197.97)
Less: FCM fees	(1,144.25)
Foreign currency gain/(loss)	—
Interest income	6,263.49

Total Income	245,249.12
EXPENSES
Management fees	8,365.26
Incentive fees	35,312.23

Total Expenses	43,677.49
Net Income (Loss)	$201,571.63

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	34,653.67446	$3,893,992.68	112.37
Current month additions	2,358.72249	273,422.98
Current month redemptions	(615.80442)	(69,447.13)
Net Income (loss) for current month		201,571.63

Net Asset Value, end of current month	36,396.59253	$4,299,540.16	118.13

Monthly rate of return			5.13%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the

Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$39,128.77
Unrealized trading gain/(loss)	148,223.70
Less: commissions	(674.67)
Less: FCM fees	(725.30)
Foreign currency gain/(loss)	(198.63)
Interest income	673.17

Total Income	186,427.04
EXPENSES
Management fees	3,645.70
Incentive fees	43,218.00

Total Expenses	46,863.70

Net Income (Loss)	$139,563.34

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,594.48321	$1,867,044.78	106.12
Current month additions	46.67005	5,000.00
Current month redemptions	(26.35983)	(3,000.00)
Net Income (loss) for current month		139,563.34

Net Asset Value, end of current month	17,614.79343	$2,008,608.12	114.03

Monthly rate of return			7.46%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$615,327.97
Unrealized trading gain/(loss)	367,598.69
Less: commissions	(2,408.87)
Less: FCM fees	(3,597.51)
Foreign currency gain/(loss)	(1,108.35)
Interest income	7,018.84

Total Income	982,830.77
EXPENSES
Management fees	14,376.33
Incentive fees	170,138.48

Total Expenses	184,514.81
Net Income (Loss)	$798,315.96

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	87,468.28070	$10,709,201.01	122.44
Current month additions	—	—
Current month redemptions	(305.34017)	(37,351.31)
Net Income (loss) for current month		798,315.96

Net Asset Value, end of current month	87,162.94053	$11,470,165.66	131.59

Monthly rate of return			7.48%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$38,007.34
Unrealized trading gain/(loss)	2,441.33
Less: commissions	—
Less: FCM fees	(137.97)
Foreign currency gain/(loss)	—
Interest income	542.05

Total Income	40,852.75
EXPENSES
Management fees	354.29
Incentive fees	—

Total Expenses	354.29
Net Income (Loss)	$40,498.46

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,728.14952	$324,393.38	118.91
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		40,498.46

Net Asset Value, end of current month	2,728.14952	$364,891.84	133.75

Monthly rate of return			12.48%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

February 29, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$15,992.79
Unrealized trading gain/(loss)	15,949.77
Less: commissions	(89.22)
Less: FCM fees	(130.52)
Foreign currency gain/(loss)	(34.70)
Interest income	496.09

Total Income	32,184.21
EXPENSES
Management fees	521.91
Incentive fees	—

Total Expenses	521.91
Net Income (Loss)	$31,662.30

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,214.95190	$355,139.04	110.46
Current month additions	83.97873	10,000.00
Current month redemptions	—	—
Net Income (loss) for current month		31,662.30

Net Asset Value, end of current month	3,298.93063	$396,801.34	120.28

Monthly rate of return			8.89%

To the best of my knowledge and belief, the information contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1660 Lincoln Street, Suite 100
Denver, Colorado 80264 On Behalf of the Frontier Fund - Managed Futures Index Series 2